Exhibit 99.1

EARNINGS RELEASE	March 5, 2008

NORTHWEST PIPE REPORTS RECORD RESULTS

Portland, Oregon, March 5, 2008... Northwest Pipe Company (NASDAQ: NWPX) today reported the highest annual sales and earnings in its history. Sales for the year ended December 31, 2007 were $382.8 million compared to $346.6 million in 2006. Net income was $20.8 million, compared to $20.0 million in 2006. The 2006 results included a non-recurring gain on sale of approximately $7.7 million.

For the fourth quarter, the Company reported sales of $98.2 million compared to $97.5 million for the fourth quarter of 2006. Fourth quarter net income was $5.6 million, or $0.60 per diluted share, slightly lower than the $6.0 million recorded for the same quarter last year.

Water Transmission

Sales in the Water Transmission Group for 2007 were $274.8 million compared to $244.8 million for 2006. Gross profit for 2007 was $60.6 million, or 22.0% of sales, compared to $46.6 million, or 19.0% of sales in 2006.

For the fourth quarter, sales were $76.8 million, and gross profit was $17.4 million, or 22.7% of sales. This is the highest volume ever for this group and the highest gross profit margin reported for a quarter since 2003. “The Water Transmission Group’s performance was outstanding during the quarter,” said Brian W. Dunham, president and chief executive officer of the Company. “The higher margin reflects that performance, some incremental improvements in the market, and a positive product mix. While this margin performance won’t necessarily repeat every quarter, we do believe it is indicative of real improvements in our markets and our facilities.”

Tubular Products

The Tubular Products Group’s 2007 sales were $95.0 million, compared to $84.8 million in 2006. Gross profit was $10.0 million, or 10.5% of sales, compared to $8.9 million, or 10.5% of sales for 2006.

Sales were $17.9 million and gross profit was $1.0 million in the fourth quarter of 2007. “Although we met our objectives for the year, the fourth quarter for this Group was disappointing,” said Dunham. “Volume was down as we changed our direction in the energy market and we were significantly impacted by adverse weather in the Midwest. We do expect to see rapid improvement and margin should be back in the low double digit range in the first quarter of 2008.”

Fabricated Products

Sales in the Fabricated Products Group were $13.0 million for the year and $3.5 million in the fourth quarter. The Group lost $400,000 in the fourth quarter and ended the year with a loss of $350,000. The Company plans to include this business in the Water Transmission Group beginning in the first quarter of 2008. This reflects the internal management structure and strategic direction for this Group.

Outlook

The Company’s backlog is at an all time high at $212 million and the market continues to look very active in 2008. Consequently, the Company expects to improve upon 2007’s results in both sales and earnings over the course of the year. At this time, given the timing of projected market activity, the second half of the year should be significantly better than the first half and the second quarter should be stronger than the first quarter. “While we expect solid performance in the first quarter, we do not expect to match the earnings we are reporting today in the Water Transmission Group, which were based on historically high volume and a strong product mix” said Dunham.

“We expect a quick return to better margins and volume in the Tubular Products Group in the first quarter,” continued Dunham. “In spite of concerns about a slower overall economy, we see growth opportunities in non-residential construction products, energy products, and traffic signpost products in 2008.”

Over the past few months there has been a rapid increase in the cost of steel, the Company’s primary raw material. “Steel price increases cause different challenges in our two main groups,” said Dunham. “In Tubular Products, the challenge is to pass on these increases to customers. At this time, prices for our products are going up and we believe the market dynamics are strong enough to absorb expected increases. In the Water Transmission Group, the risk is that we might underestimate the cost of steel in fixed price contracts. While this is possible, we do not see significant exposure at this time.”

“Steel availability is an issue for both groups. In the first quarter of 2008, our overall revenues in Water Transmission will be somewhat lower because delivery lead times have increased. We believe this is only a near term timing problem. In general, for both groups, we believe we have adequate supply of steel to meet our needs, but we are watching this situation carefully,” concluded Dunham.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in three business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial, and mechanical applications. Its Fabricated Products Group manufactures propane tanks, water transmission fittings, and other fabricated products. The Company is headquartered in Portland, Oregon and has nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

Conference Call

The Company’s fourth quarter 2007 earnings conference call will be held on Wednesday, March 5, 2008, at 8:00 a.m. PST via live internet webcast. The conference broadcast can be accessed at the “Investor Relations” section of the Company’s website located at http://www.nwpipe.com. For those unable to listen to the live broadcast, a replay will be available at the Investor Relations section of the Company’s website (www.nwpipe.com) or by dialing 800-925-5456 approximately one hour after the event.

CONTACT:	Brian Dunham
Chief Executive Officer
503-382-2332

NORTHWEST PIPE COMPANY

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended December 31		For the Year Ended December 31
	2007	2006	2007	2006
Net Sales:
Water Transmission	$76,840	$72,039	$274,760	$244,810
Tubular Products	17,910	20,991	95,019	84,756
Fabricated Products	3,459	4,469	13,045	17,025

Net Sales	98,209	97,499	382,824	346,591
Cost of Sales:
Water Transmission	59,402	58,152	214,196	198,209
Tubular Products	16,921	18,863	85,011	75,824
Fabricated Products	3,863	4,249	13,402	15,845

Total Cost of Sales	80,186	81,264	312,609	289,878
Gross Profit:
Water Transmission	17,438	13,887	60,564	46,601
Tubular Products	989	2,128	10,008	8,932
Fabricated Products	(404)	220	(357)	1,180

Gross Profit	18,023	16,235	70,215	56,713
Selling, General and Administrative	7,832	7,087	30,703	27,385
Gain on Sale of Asset	—	—	—	(7,674)

Operating Income	10,191	9,148	39,512	37,002

Interest Expense, net	1,701	1,380	6,792	6,700

Income Before Income Taxes	8,490	7,768	32,720	30,302

Provision for Income Taxes	2,922	1,789	11,888	10,283

Net Income	$5,568	$5,979	$20,832	$20,019

Basic Earnings per Share	$0.62	$0.74	$2.32	$2.80

Diluted Earnings per Share	$0.60	$0.72	$2.26	$2.69

Shares Used in Per Share Calculation:

Basic	9,014	8,035	8,962	7,152

Diluted	9,264	8,349	9,235	7,446

CONDENSED SELECTED BALANCE SHEET AND OTHER DATA (Unaudited)

(Dollar amounts in thousands)

	December 31, 2007	December 31, 2006
Assets:
Cash and Cash Equivalents	$234	$4,259
Trade and Other Receivables, Net	49,300	68,425
Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts	121,058	74,353
Inventories	62,805	79,300
Other Current Assets	10,487	11,177

Total Current Assets	243,884	237,514
Property and Equipment, Net	179,977	160,776
Other Assets	29,702	26,161

Total Assets	$453,563	$424,451

Liabilities:
Current Maturities of Long-Term Debt	$5,851	$9,663
Accounts Payable	41,684	50,865
Accrued Liabilities	12,311	10,243
Billings in Excess of Cost and Estimated Earnings on Uncompleted Contracts	2,514	—

Total Current Liabilities	62,360	70,771
Long-Term Note Payable to Financial Institution	54,415	43,000
Other Long-Term Debt, Less Current Maturities	34,929	47,915
Other Liabilities	45,577	31,939

Total Liabilities	197,281	193,625

Stockholders’ Equity	256,282	230,826

Total Liabilities and Stockholders’ Equity	$453,563	$424,451

Other Data:
Working Capital	$181,524	$166,743
Capital Expenditures	22,971	58,428
Depreciation and Amortization	4,864	3,782
Debt as a Percent of Capitalization	27.1%	29.5%